Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217891 on Form S-8 of our reports dated February 28, 2019, relating to the consolidated financial statements and financial statement schedules of Triple-S Management Corporation and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting principle for its method of accounting for unrealized holding gains and losses on equity investments due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-01, Recognition and measurement of financial assets and financial liabilities as discussed in Note 2 to the consolidated financial statements), and the effectiveness of Triple-S Management Corporation's internal control over financial reporting, appearing in this Form 10-K of Triple-S Management Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
February 28, 2019